UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 4)

Q2 Holdings, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

74736L109

(CUSIP Number)

December 31, 2018

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.: 74736L109

1	NAMES OF REPORTING PERSONS Adams Street Partners, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 1,643,275
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 1,643,275
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,643,275
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.8%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IA

CUSIP No.: 74736L109

1	NAMES OF REPORTING PERSONS Adams Street 2006 Direct Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 509,989
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 509,989
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 509,989
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.2%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No.: 74736L109

1	NAMES OF REPORTING PERSONS Adams Street 2007 Direct Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 575,918
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 575,918
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 575,918
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.3%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No.: 74736L109

1	NAMES OF REPORTING PERSONS Adams Street 2008 Direct Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 192,948
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 192,948
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 192,948
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.4%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No.: 74736L109

1	NAMES OF REPORTING PERSONS Adams Street 2009 Direct Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 166,887
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 166,887
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 166,887
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.4%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No.: 74736L109

1	NAMES OF REPORTING PERSONS Adams Street 2010 Direct Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 94,801
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 94,801
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 94,801
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.2%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No.: 74736L109

1	NAMES OF REPORTING PERSONS Adams Street 2011 Direct Fund LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 76,163
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 76,163
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 76,163
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.2%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No.: 74736L109

1	NAMES OF REPORTING PERSONS Adams Street Partnership Fund – 2007 U.S. Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 6,038
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 6,038
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,038
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No.: 74736L109

1	NAMES OF REPORTING PERSONS Adams Street Partnership Fund – 2008 U.S. Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 7,746
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 7,746
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,746
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No.: 74736L109

1	NAMES OF REPORTING PERSONS Adams Street Partnership Fund – 2009 U.S. Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 6,872
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 6,872
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,872
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No.: 74736L109

1	NAMES OF REPORTING PERSONS Adams Street Partnership Fund – 2010 Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 4,835
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 4,835
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,835
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No.: 74736L109

1	NAMES OF REPORTING PERSONS Adams Street Partnership Fund – 2010 U.S. Fund – Series B, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 1,078
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 1,078
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,078
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

Item 1(a) Name of issuer: Q2 Holdings, Inc.

Item 1(b) Address of issuer’s principal executive offices:

13785 Research Blvd., Suite 150, Austin, TX 78750

2(a) Name of persons filing:

1.	Adams Street Partners, LLC
2.	Adams Street 2006 Direct Fund, L.P.
3.	Adams Street 2007 Direct Fund, L.P.
4.	Adams Street 2008 Direct Fund, L.P.
5.	Adams Street 2009 Direct Fund, L.P.
6.	Adams Street 2010 Direct Fund, L.P.
7.	Adams Street 2011 Direct Fund LP
8.	Adams Street Partnership Fund – 2007 U.S. Fund, L.P.
9.	Adams Street Partnership Fund – 2008 U.S. Fund, L.P.
10.	Adams Street Partnership Fund – 2009 U.S. Fund, L.P.
11.	Adams Street Partnership Fund – 2010 U.S. Fund, L.P.
12.	Adams Street Partnership Fund – 2010 U.S. Fund – Series B, L.P.

2(b) Address or principal business office or, if none, residence:

For all filing persons listed in 2(a) above: One North Wacker Drive, Suite 2700, Chicago, Illinois 60606

2(c) Citizenship:

1.	Adams Street Partners, LLC: Delaware
2.	Adams Street 2006 Direct Fund, L.P.: Delaware
3.	Adams Street 2007 Direct Fund, L.P.: Delaware
4.	Adams Street 2008 Direct Fund, L.P.: Delaware
5.	Adams Street 2009 Direct Fund, L.P.: Delaware
6.	Adams Street 2010 Direct Fund, L.P.: Delaware
7.	Adams Street 2011 Direct Fund LP: Delaware
8.	Adams Street Partnership Fund – 2007 U.S. Fund, L.P.: Delaware
9.	Adams Street Partnership Fund – 2008 U.S. Fund, L.P.: Delaware
10.	Adams Street Partnership Fund – 2009 U.S. Fund, L.P.: Delaware
11.	Adams Street Partnership Fund – 2010 U.S. Fund, L.P.: Delaware
12.	Adams Street Partnership Fund – 2010 U.S. Fund – Series B, L.P.: Delaware

2(d) Title of class of securities:

Common Stock

2(e) CUSIP No.: 74736L109

Item 3. If this statement is filed pursuant to §§240.13d–1(b) or 240.13d–2(b) or (c), check whether the person filing is a:

NOT APPLICABLE

Item 4. Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially owned:

1.	Adams Street Partners, LLC: 1,643,275 (Total number of shares of common stock held indirectly through the funds listed below.)
2.	Adams Street 2006 Direct Fund, L.P.: 509,989
3.	Adams Street 2007 Direct Fund, L.P.: 575,918
4.	Adams Street 2008 Direct Fund, L.P. : 192,948
5.	Adams Street 2009 Direct Fund, L.P. : 166,887
6.	Adams Street 2010 Direct Fund, L.P. : 94,801
7.	Adams Street 2011 Direct Fund LP: 76,163
8.	Adams Street Partnership Fund- 2007 U.S. Fund, L.P. : 6,038
9.	Adams Street Partnership Fund- 2008 U.S. Fund, L.P. : 7,746
10.	Adams Street Partnership Fund- 2009 U.S. Fund, L.P. : 6,872
11.	Adams Street Partnership Fund- 2010 U.S. Fund, L.P. : 4,835
12.	Adams Street Partnership Fund- 2010 U.S. Fund- Series B, L.P. : 1,078

(b)	Percent of class:

1.	Adams Street Partners, LLC: 3.8% (Total number of shares of common stock held indirectly through the funds listed below.)
2.	Adams Street 2006 Direct Fund, L.P.: 1.2%
3.	Adams Street 2007 Direct Fund, L.P.: 1.3%
4.	Adams Street 2008 Direct Fund, L.P.: 0.4%
5.	Adams Street 2009 Direct Fund, L.P.: 0.4%
6.	Adams Street 2010 Direct Fund, L.P.: 0.2%
7.	Adams Street 2011 Direct Fund LP : 0.2%
8.	Adams Street Partnership Fund- 2007 U.S. Fund, L.P. : 0.0%
9.	Adams Street Partnership Fund- 2008 U.S. Fund, L.P.: 0.0%
10.	Adams Street Partnership Fund- 2009 U.S. Fund, L.P.: 0.0%
11.	Adams Street Partnership Fund- 2010 U.S. Fund, L.P. : 0.0%
12.	Adams Street Partnership Fund- 2010 U.S. Fund- Series B, L.P. : 0.0%

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote:

1.	Adams Street Partners, LLC: 1,643,275 (Total number of shares of common stock held indirectly through the funds listed below.)
2.	Adams Street 2006 Direct Fund, L.P.: 509,989
3.	Adams Street 2007 Direct Fund, L.P.: 575,918
4.	Adams Street 2008 Direct Fund, L.P. : 192,948
5.	Adams Street 2009 Direct Fund, L.P. : 166,887
6.	Adams Street 2010 Direct Fund, L.P. : 94,801
7.	Adams Street 2011 Direct Fund LP: 76,163
8.	Adams Street Partnership Fund- 2007 U.S. Fund, L.P. : 6,038
9.	Adams Street Partnership Fund- 2008 U.S. Fund, L.P. : 7,746
10.	Adams Street Partnership Fund- 2009 U.S. Fund, L.P. : 6,872
11.	Adams Street Partnership Fund- 2010 U.S. Fund, L.P. : 4,835
12.	Adams Street Partnership Fund- 2010 U.S. Fund- Series B, L.P. : 1,078

(ii)	Shared power to vote or to direct the vote: 0 (for all filing persons)

(iii)	Sole power to dispose or to direct the disposition of:

1.	Adams Street Partners, LLC: 1,643,275 (Total number of shares of common stock held indirectly through the funds listed below.)
2.	Adams Street 2006 Direct Fund, L.P.: 509,989
3.	Adams Street 2007 Direct Fund, L.P.: 575,918
4.	Adams Street 2008 Direct Fund, L.P. : 192,948
5.	Adams Street 2009 Direct Fund, L.P. : 166,887
6.	Adams Street 2010 Direct Fund, L.P. : 94,801
7.	Adams Street 2011 Direct Fund LP: 76,163
8.	Adams Street Partnership Fund- 2007 U.S. Fund, L.P. : 6,038
9.	Adams Street Partnership Fund- 2008 U.S. Fund, L.P. : 7,746
10.	Adams Street Partnership Fund- 2009 U.S. Fund, L.P. : 6,872
11.	Adams Street Partnership Fund- 2010 U.S. Fund, L.P. : 4,835
12.	Adams Street Partnership Fund- 2010 U.S. Fund- Series B, L.P. : 1,078

(iv)	Shared power to dispose or to direct the disposition of: 0 (for all filing persons)

Instruction. For computations regarding securities which represent a right to acquire an underlying security see §240.13d–3(d)(1).

Item 5. Ownership of 5 Percent or Less of a Class. If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following ☒.

Instruction. Dissolution of a group requires a response to this item.

Item 6. Ownership of More than 5 Percent on Behalf of Another Person. If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than 5 percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

NOT APPLICABLE

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person. If a parent holding company or control person has filed this schedule pursuant to Rule 13d–1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d–1(c) or Rule 13d–1(d), attach an exhibit stating the identification of the relevant subsidiary.

NOT APPLICABLE

Item 8. Identification and Classification of Members of the Group. If a group has filed this schedule pursuant to §240.13d–1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to Rule 13d–1(c) or Rule 13d–1(d), attach an exhibit stating the identity of each member of the group.

Adams Street 2006 Direct Fund, L.P. (“AS 2006”) is the record owner of 509,989 shares of common stock of the Issuer. Adams Street 2007 Direct Fund, L.P. (“AS 2007”) is the record owner of 575,918 shares of common stock of the Issuer. Adams Street 2008 Direct Fund, L.P. (“AS 2008”) is the record owner of 192,948 shares of common stock of the Issuer. Adams Street 2009 Direct Fund, L.P. (“AS 2009”) is the record owner of 166,887 shares of common stock of the Issuer. Adams Street 2010 Direct Fund, L.P. (“AS 2010”) is the record owner of 94,801 shares of common stock of the Issuer. Adams Street 2011 Direct Fund LP (“AS 2011”) is the record owner of 76,163 shares of common stock of the Issuer. Adams Street Partnership Fund – 2007 U.S. Fund, L.P. (“AS 2007 US”) is the record owner of 6,038 shares of common stock of the Issuer. Adams Street Partnership Fund – 2008 U.S. Fund, L.P. (“AS 2008 US”) is the record owner of 7,746 shares of common stock of the Issuer. Adams Street Partnership Fund – 2009 U.S. Fund, L.P. (“AS 2009 US”) is the record owner of 6,872 shares of common stock of the Issuer. Adams Street Partnership Fund – 2010 U.S. Fund, L.P. (“AS 2010 US”) is the record owner of 4,835 shares of common stock of the Issuer. Adams Street Partnership Fund – 2010 U.S. Fund – Series B, L.P. (“AS 2010 US Series B) is the record owner of 1,078 shares of common stock of the Issuer. The shares of common stock owned by AS 2006, AS 2007, AS 2008, AS 2009, AS 2010, AS 2011, AS 2007 US, AS 2008 US, AS 2009 US, AS 2010 US and AS 2010 US Series B (the “Shares”) may be deemed to be beneficially owned by Adams Street Partners, LLC, the general partner of each of AS 2007 US, AS 2008 US, AS 2009 US, AS 2010 US, AS 2010 US Series B, the managing member of the general partner of each of AS 2006, AS 2007, AS 2008, AS 2009 and AS 2010, and the managing member of the general partner of the general partner of AS 2011. Thomas S. Bremner, Jeffrey T. Diehl, Elisha P. Gould, Robin Murray, Fred Wang and Michael R. Zappert, each of whom is a partner of Adams Street Partners, LLC (or a subsidiary thereof), may be deemed to have shared voting and investment power over the Shares. Adams Street Partners, LLC and Thomas S. Bremner, Jeffrey T. Diehl, Elisha P. Gould, Robin Murray, Fred Wang and Michael R. Zappert disclaim beneficial ownership of the Shares except to the extent of their pecuniary interest therein.

Item 9. Notice of Dissolution of Group. Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

NOT APPLICABLE

Item 10. Certifications

NOT APPLICABLE

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 13, 2019

ADAMS STREET PARTNERS, LLC

By:	/s/ Sara Robinson Dasse
Name:	Sara Robinson Dasse
Title:	Executive Vice President

ADAMS STREET 2006 DIRECT FUND, L.P.

By:	ASP 2006 Direct Management, LLC, its General Partner

By:	Adams Street Partners, LLC, its Managing Member

By:	/s/ Sara Robinson Dasse
Name:	Sara Robinson Dasse
Title:	Executive Vice President

ADAMS STREET 2007 DIRECT FUND, L.P.

By:	ASP 2007 Direct Management, LLC, its General Partner

By:	Adams Street Partners, LLC, its Managing Member

By:	/s/ Sara Robinson Dasse
Name:	Sara Robinson Dasse
Title:	Executive Vice President

ADAMS STREET 2008 DIRECT FUND, L.P.

By:	ASP 2008 Direct Management, LLC, its General Partner

By:	Adams Street Partners, LLC, its Managing Member

By:	/s/ Sara Robinson Dasse
Name:	Sara Robinson Dasse
Title:	Executive Vice President

ADAMS STREET 2009 DIRECT FUND, L.P.

By:	ASP 2009 Direct Management, LLC, its General Partner

By:	Adams Street Partners, LLC, its Managing Member

By:	/s/ Sara Robinson Dasse
Name:	Sara Robinson Dasse
Title:	Executive Vice President

ADAMS STREET 2010 DIRECT FUND, L.P.

By:	ASP 2010 Direct Management, LLC, its General Partner

By:	Adams Street Partners, LLC, its Managing Member

By:	/s/ Sara Robinson Dasse
Name:	Sara Robinson Dasse
Title:	Executive Vice President

ADAMS STREET 2011 DIRECT FUND LP

By:	ASP 2011 Direct Management LP, its General Partner

By:	ASP 2011 Direct Management LLC, its General Partner

By:	Adams Street Partners, LLC, its Managing Member

By:	/s/ Sara Robinson Dasse
Name:	Sara Robinson Dasse
Title:	Executive Vice President

ADAMS STREET PARTNERSHIP FUND – 2007 U.S. FUND, L.P.

By:	Adams Street Partners, LLC, its General Partner

By:	/s/ Sara Robinson Dasse
Name:	Sara Robinson Dasse
Title:	Executive Vice President

ADAMS STREET PARTNERSHIP FUND – 2008 U.S. FUND, L.P.

By:	Adams Street Partners, LLC, its General Partner

By:	/s/ Sara Robinson Dasse
Name:	Sara Robinson Dasse
Title:	Executive Vice President

ADAMS STREET PARTNERSHIP FUND – 2009 U.S. FUND, L.P.

By:	Adams Street Partners, LLC, its General Partner

By:	/s/ Sara Robinson Dasse
Name:	Sara Robinson Dasse
Title:	Executive Vice President

ADAMS STREET PARTNERSHIP FUND – 2010 U.S. FUND, L.P.

By:	Adams Street Partners, LLC, its General Partner

By:	/s/ Sara Robinson Dasse
Name:	Sara Robinson Dasse
Title:	Executive Vice President

ADAMS STREET PARTNERSHIP FUND – 2010 U.S. FUND – SERIES B, L.P.

By:	Adams Street Partners, LLC, its General Partner

By:	/s/ Sara Robinson Dasse
Name:	Sara Robinson Dasse
Title:	Executive Vice President